Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com
Press Release
Kemper Announces Appointment of
Stephen J. McAnena as President, Chief Executive Officer and Board Member;
Adds Anthony J. DeSantis to Board of Directors

•McAnena brings more than 30 years of insurance leadership experience and a strong track record of transformation and operational excellence
•DeSantis adds broad insurance and operating experience across diverse underwriting environments and books of business
•Tom Evans to transition from Interim CEO role and continue serving as Executive Vice President, Secretary, and General Counsel

Chicago, IL., May 27, 2026 – Kemper Corporation (NYSE: KMPR) today announced the appointment of Stephen J. McAnena as President and Chief Executive Officer, effective June 1. McAnena will also join Kemper’s Board of Directors (the “Board”). Interim CEO, C. Thomas Evans, Jr., will return to his role as Kemper’s Executive Vice President, Secretary, and General Counsel.

McAnena is a seasoned insurance executive with more than 30 years of leadership experience across the property and casualty, group benefits, life, and annuity sectors. Most recently, he served as Executive Vice President and Chief Operating Officer at Horace Mann, where he worked closely with the CEO to drive sustained, profitable growth, expand market share, and strengthen Horace Mann's position as a leading provider of insurance and financial solutions to America’s educators and their families.

Kemper also announced the appointment of Anthony J. DeSantis to its Board of Directors, effective June 1. DeSantis has more than 40 years of insurance industry experience, with a distinctive combination of personal and commercial lines expertise, including non-standard auto, and deep knowledge across distribution channels. He has held senior leadership roles at various insurers including American Family, The General, Farmers, and AIG, among others.

“We are pleased to welcome Steve to Kemper. He is widely recognized for his ability to align organizations around clear priorities, build and develop high-performing teams, and lead insurance companies through change and transformation,” said Gerry Laderman, Chairman of the Board. “Following a thoughtful and rigorous search process, the Board is confident Steve brings the experience and leadership needed to help Kemper execute on its priorities, strengthen performance, and create long-term value for our shareholders, employees, customers, and communities.”

“On behalf of the Board, I would like to thank Tom for his steady leadership as Interim CEO, particularly as we navigated industry-wide headwinds across our core markets,” Laderman continued. “We are grateful for his continued commitment to Kemper and his support throughout this transition. I am also pleased to welcome Tony to the Board of Directors. His broad industry experience and leadership through multiple underwriting cycles will make him a valuable addition to our Board, and we look forward to benefiting from his perspective and counsel.”

“I am honored to join Kemper at this important point in the company’s journey,” said McAnena. “Kemper has a strong foundation, a great brand, talented employees, and a long-standing commitment to serving its customers and communities. I look forward to working closely with the Board, leadership team, employees, and agents and distribution partners across the organization to build on that foundation, strengthen performance, and support Kemper’s long-term success.”

About Kemper

The Kemper family of companies is one of the nation’s leading specialized insurers. With approximately $12 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families, and businesses through its Kemper Auto and Kemper Life brands. Kemper serves over 4.5 million policies, is represented by approximately 24,000 agents and brokers, and has approximately 7,300 associates dedicated to meeting the ever-changing needs of its customers. Learn more about Kemper at kemper.com.

Contacts

Investors: Michael Marinaccio, 312.661.4930 or investors@kemper.com
Media:      Barbara Ciesemier, 312.661.4521 or bciesemier@kemper.com